Exhibit 99

Contact:
Stephen C. Hathaway
Vice President & CFO
(952) 829-2700

FOR IMMEDIATE RELEASE

SurModics Reaffirms It Will Meet Revenue and Earnings Targets for the Fiscal Third Quarter

     EDEN PRAIRIE, Minnesota — June 24, 2002 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification solutions to medical device manufacturers, said today that it expects revenue in the range of $7.4 to $7.7 million and earnings of $.10 to $.11 per share for the third quarter ending June 30, 2002. The consensus analysts’ estimate for revenue is $7.0 million, and the earnings consensus is $.10 per share.

     Dale Olseth, Chairman and CEO, said; “Due to the unusual activity in our stock over the past several days, we are taking this opportunity to reaffirm guidance for the June quarter. We continue to see strong demand for our coating business, as shown by the expected revenue increase of at least 33 percent in the fiscal third quarter. This is on top of the 31 percent gain in the fiscal second quarter.

     “These results do not contain any royalties from the sales of drug-coated stents by Johnson & Johnson. As with all our clients with coated products on the market, royalties are calculated based on actual product sales, and are generally paid 45 days after the end of each quarter. Based on J&J’s European market launch in April, we expect to receive the first royalties associated with the sales of drug-coated stents in our fiscal fourth quarter ending September 30, 2002,” Olseth added.

     SurModics intends to release its actual financial results for the quarter ending June 30, 2002, at the market close on Tuesday, July 16, 2002.

     SurModics, Inc., a leading provider of surface modification solutions, licenses its patented photoactivated coating processes to medical device manufacturers around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

Forward-Looking Statements

     Certain statements contained in this press release are considered “forward-looking statements” which provide current expectations or forecasts of future events, including SurModics’ expectations regarding the revenue and earnings for its fiscal third quarter and the expected receipt of royalty payments from the J&J agreement. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such statements involve a variety of risks and uncertainties, known and unknown, that could cause actual results to differ from those anticipated by the forward-looking statements made in this release. As we complete the third fiscal quarter and prepare final quarterly financial statements, information not previously known may come to our attention that requires an adjustment in the financial results we have estimated in this release. Other general business and economic factors identified from time to time in our filings with the Securities and Exchange Commission may also affect the actual results. Investors are advised to consult any further disclosures by SurModics on this subject in its filings with the Securities and Exchange Commission.

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